UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 Or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 1, 2017

GT Biopharma, Inc.
(Exact name of Registrant as specified in its charter)

Delaware (State or other Jurisdiction of Incorporation or organization)	000-08092 (Commission File Number)	94-1620407 (IRS Employer I.D. No.)

100 South Ashley Drive
Suite 600
Tampa, FL 33602
Phone: (800) 304-9888
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

N/A
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule l 4a- l 2 under the Exchange Act ( 17 CFR 240. l 4a- l 2)

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Pre-commencement communications pursuant to Rule l 4d-2(b) under the Exchange Act (17 CFR 240. l 4d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. l 3e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement.

Agreement and Plan of Merger

On September 1, 2017, the Registrant, GT Biopharma, Inc. (hereinafter the “Company”) entered into an Agreement and Plan of Merger whereby it acquired 100% of the issued and outstanding capital stock of Georgetown Translational Pharmaceuticals, Inc. (GTP). GTP is a biotechnology company focused on acquiring or discovering and patenting late-stage, de-risked, and close-to-market improved treatments for CNS disease (Neurology and Pain) and shepherding the products through the FDA approval process to the NDA. GTP products currently include treatment for neuropathic pain, refractory epilepsies, the symptoms of myasthenia gravis, and motion sickness. In exchange for the ownership of GTP, the Company issued a total of 16,927,878 shares of its common stock to the three prior owners of GTP which represents 33% of the issued and outstanding capital stock of the Company on a fully diluted basis.

Upon the consummation of the acquisition, Anthony J. Cataldo resigned as the Company’s CEO and was simultaneously elected as Executive Chairman of the Board of Directors. Kathleen Clarence-Smith, MD, PhD, the founder of GTP, was then elected CEO of the Company and a member of the Board of Directors. Recent business biographical information about Mr. Cataldo and Dr. Clarence-Smith is as follows.

Mr. Cataldo was originally appointed to the Board of Directors on July 31, 2014 and appointed Chief Executive Officer on November 19, 2014. From February 2011 to June 2013 Mr. Cataldo served as Chairman and CEO/Founder of Genesis Biopharma, Inc. (now known as Iovance Biotherapeutics, Inc. Trading symbol, IOVA). Mr. Cataldo created Lion/Genesis with the inclusion of assets purchase from the National Cancer Institute (NIH) for their treatment of Stage Four Cancer treatment for melanoma. Mr. Cataldo also served as non-executive co-chairman of the board of MultiCell Technologies, Inc., a supplier of functional, non-tumorigenic immortalized human hepatocytes from February 2005 through July 2006.

Dr. Clarence-Smith founded GTP in 2015. Prior to founding GTP, she co-founded Chase Pharmaceuticals Corporation in Washington D.C. and served as Chairman of the company's Board from 2008 to 2014. Chase Pharmaceuticals was acquired by Allergan, PLC (AGN) in 2016 for $125 million together with potential addition payments of $875 million based upon regulatory and commercial milestones. Dr. Clarence-Smith also held executive management positions with Sanofi, Roche, Otsuka Pharmaceutical and Prestwick Scientific Capital. She is co-founder and a managing member of KM Pharmaceutical Consulting in Washington, D. C.

As prerequisites to the Acquisition: (i) the Company raised $4,540,000 upon the sale of debentures which were subsequently converted into 3,575,109 shares of restricted common stock and 208,224 shares of Series J Preferred Stock to a total of nine persons or entities; (ii) cancelled debt in the amount $17,295,352 upon the issuance of 13,712,516 shares of common stock and 700,278 shares of Series J Preferred Stock to a total of 26 persons or entities; (iii) issued 494,911 shares of common stock and 5,046 shares of Series J Preferred Stock upon the cashless exercise of warrants to a total of 22 persons or entities; and (iv) converted 25,000 Series H and 1,666,667 Series I shares of preferred stock into 5,327,734 shares of common stock to a total of three persons or entities. All stock issuances were exempt from the registration requirements of Section 5 of the Securities Act of 1933 pursuant to Section 4(2) of the same Act since the issuances of Shares did not involve any public offering.

Employment Contracts

In connection with the acquisition, the Company entered into employment contracts on September 1, 2017, with Mr. Cataldo as Executive Chairman, Dr. Clarence-Smith as CEO, and the Company’s CFO, Steven Weldon. Mr. Cataldo’s contract is for three years pursuant to which he received an up-front restricted stock award of 5,129,600 common shares and will be paid an annual salary of $500,000. Dr. Clarence-Smith’s contract is for three years pursuant to which she will receive an annual salary of $500,000 and an up-front restricted stock award in an amount to be determined within 30 days. Mr. Weldon’s contract is for three years pursuant to which he received an up-front restricted stock award of 2,564,830 common shares and will be paid an annual salary of $400,000. All three executives are entitled to participate in any performance business plan established by the Company.

Consulting Agreement

The Company also issued 600,000 shares of Series J Preferred Stock to a total of one entity as payment for $720,000 of consulting services provided to the Company.

Following these issuances, the Registrant has a total of 49,767,978 shares of common stock issued and outstanding.

ITEM 2.01 Completion of Acquisition of Assets.

See discussion under Item 1.01.

ITEM 3.02 Unregistered Sales of Equity Securities.

See discussion under Item 1.01.

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

See discussion under Item 1.01.

SIGNATURE PAGE

Pursuant to the requirement of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GT Biopharma, Inc.

Dated: September 4, 2017	By:	/s/ Steven Weldon
Steven Weldon
Chief Financial Officer

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